EXHIBIT 10.1

CONN’S, INC. NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
First Amendment

The Board of Directors of Conn’s, Inc. (the “Board”), having reserved the right under Section 11 of the Conn’s, Inc. Non-Employee Director Restricted Stock Plan (the “Plan”) to amend the Plan, does hereby amend the Plan, effective August 27, 2013, as follows:

1.    Sections 5.4 through 5.7 of the Plan are hereby re-designated as Sections 5.5 through 5.8, and the following new Section 5.4 is hereby added to the Plan:

5.4    Deferral of RSUs. The Committee may establish rules for the deferred delivery of Common Stock upon vesting of an RSU in accordance with the requirements of Section 409A of the Code.

2.    The current Section 5.7, which has been re-designated as 5.8, of the Plan is hereby amended and restated to read as follows:

5.8    Settlement of Awards.

(a)    Restricted Stock. Within 30 days following the vesting of a share of Restricted Stock, the Company will, subject to Section 8, issue a share of Common Stock free of restriction to, as applicable, the Participant, the Participant’s estate or the Participant’s beneficiary.

(b)    RSUs. Within 30 days following the vesting and expiration of any subsequent deferral period applicable to an RSU, the Company will, subject to Section 8, issue a share of Common Stock free of restriction to, as applicable, the Participant, the Participant’s estate or the Participant’s beneficiary.

Attested to by the Secretary of Conn’s, Inc. as adopted by the Board of Directors of Conn’s, Inc. this 27th day of August, 2013.

By: /s/ Robert F. Bell
Secretary